Albertsons Companies, Inc. Reports First Quarter Fiscal 2021 Results

Raises Fiscal 2021 Outlook
Boise, ID - July 29, 2021
Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the first quarter of fiscal 2021, which ended June 19, 2021.
First Quarter of Fiscal 2021 Highlights

•Identical sales decreased 10.0%; on a two-year stacked basis identical sales growth was 16.5%
•Sustained digital sales levels; on a two-year stacked basis digital sales growth was 276%
•Net income per Class A common share of $0.78; two-year CAGR of 212%
•Adjusted net income per Class A common share of $0.89; two-year CAGR of 72%
•Net income of $445 million; Adjusted net income of $518 million
•Adjusted EBITDA of $1,308 million; two-year CAGR of 22%

"We had a strong start to the year as we continued to execute our strategy," said Vivek Sankaran, President & CEO. "Our performance is clear evidence of the structural enhancements we have made to our business, as well as our ability to retain market share gains compared to pre-pandemic levels. We are closer to our customers than ever before, and are well positioned for continued success as we execute on our strategic priorities, leveraging our strengths in fresh, Own Brands and our accelerating digital transformation."

First Quarter of Fiscal 2021 Results Compared to First Quarter of Fiscal 2020
Sales and other revenue was $21.3 billion during the 16 weeks ended June 19, 2021 ("first quarter of fiscal 2021") compared to $22.8 billion during the 16 weeks ended June 20, 2020 ("first quarter of fiscal 2020"). The decline was primarily driven by the Company's 10.0% decrease in identical sales, as we cycled periods of significantly elevated demand at the onset of the COVID-19 pandemic in the first quarter of fiscal 2020, partially offset by higher fuel sales.
Gross profit margin decreased to 29.1% during the first quarter of fiscal 2021 compared to 29.8% during the first quarter of fiscal 2020. Excluding the impact of fuel, gross profit margin increased 10 basis points primarily benefiting from improved pharmacy margins related to administering COVID-19 vaccines, productivity initiatives related to optimization of promotions and growth in Own Brands penetration, partially offset by the sales deleverage.
Selling and administrative expenses were 25.9% of sales during the first quarter of fiscal 2021 compared to 25.4% of sales for the first quarter of fiscal 2020. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales increased 115 basis points. The increase in selling and administrative expenses was primarily attributable to the sales deleverage, partially offset by benefits related to the execution of our productivity initiatives and lower COVID-19 related costs.
Interest expense was $153.3 million during the first quarter of fiscal 2021 compared to $180.6 million during the first quarter of fiscal 2020. The decrease in interest expense was primarily attributable to lower average interest rates and lower average borrowings as a result of the continued deleveraging of the balance sheet.

Other income, net was $43.5 million during the first quarter of fiscal 2021 compared to other expense, net of $3.1 million during the first quarter of fiscal 2020. The increase in other income, net was primarily attributable to realized gains on non-operating investments and non-service cost components of net pension and post-retirement expense, partially offset by unrealized losses on non-operating investments.
Income tax expense was $132.5 million, representing a 23.0% effective tax rate, during the first quarter of fiscal 2021 compared to $201.9 million, representing a 25.6% effective tax rate, during the first quarter of fiscal 2020. The decrease in the effective income tax rate was primarily driven by the recognition of certain discrete state income tax benefits in the first quarter of fiscal 2021.

Net income was $444.8 million, or $0.78 per Class A common share, during the first quarter of fiscal 2021 compared to $586.2 million, or $1.00 per Class A common share, during the first quarter of fiscal 2020.

Adjusted net income was $517.5 million, or $0.89 per Class A common share, during the first quarter of fiscal 2021 compared to $801.2 million, or $1.35 per Class A common share, during the first quarter of fiscal 2020.
Adjusted EBITDA was $1,308.1 million, or 6.2% of sales, during the first quarter of fiscal 2021 compared to $1,691.0 million, or 7.4% of sales, during the first quarter of fiscal 2020. The decrease in Adjusted EBITDA was primarily attributable to the Company's 10.0% decrease in identical sales and the sales deleverage.
Supplemental Two-Year Results - First Quarter of Fiscal 2021 Compared to First Quarter of Fiscal 2019
The following table provides a comparison of the first quarter of fiscal 2021 to the 16 weeks ended June 15, 2019 ("first quarter of fiscal 2019") for certain financial measures, including a compounded annual growth rate ("CAGR"), to demonstrate the two-year growth in the Company's business. The Company believes these supplemental comparisons provide meaningful and useful information to investors about the trends in its business relative to pre-COVID-19 pandemic periods.

First Quarter of Fiscal 2021 Supplemental Two-Year Results
Identical sales two-year stacked (1)	16.5%
Net income per Class A common share two-year CAGR	212.2%
Adjusted net income per Class A common share two-year CAGR	72.2%
Net income two-year CAGR	201.3%
Adjusted EBITDA two-year CAGR	22.1%
Margins:
Gross profit (1)	Increased 90 basis points
Selling and administrative expenses (1)	Decreased 75 basis points
(1) Excluding fuel
Sales and other revenue was $21.3 billion during the first quarter of fiscal 2021 compared to $18.7 billion during the first quarter of fiscal 2019. The increase in sales compared to the first quarter of 2019 was primarily due to the 16.5% increase in two-year stacked identical sales. Identical sales were driven in part by the 276% two-year stacked increase in digital sales.
Gross profit margin was 29.1% during the first quarter of fiscal 2021 compared to 28.0% during the first quarter of fiscal 2019. Excluding the impact of fuel, gross profit margin increased by approximately 90 basis points compared to the first quarter of fiscal 2019, primarily driven by improvements in shrink expense, productivity initiatives, sales leverage and improved pharmacy margins related to administering COVID-19 vaccines, partially offset by growth in digital sales and incremental COVID-19 expenses.

Selling and administrative expenses were 25.9% of sales during the first quarter of fiscal 2021 compared to 26.4% of sales for the first quarter of fiscal 2019. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales decreased 75 basis points primarily due to sales leverage and the execution of productivity initiatives, partially offset by incremental COVID-19 expenses.

Capital Allocation
The Company's capital allocation strategy is balanced, prioritizing capital investment to drive future growth, continued deleveraging of the balance sheet, and the return of capital to stockholders via quarterly dividends and opportunistic share repurchases, all anchored on strong and consistent free cash flow.
During the first quarter of fiscal 2021, the Company spent $513.4 million in capital expenditures, which included investments in digital and technology, the opening of five new stores and the completion of 33 store remodels. During the first quarter of fiscal 2021, the Company also paid its quarterly dividend of $0.10 per share of Class A common stock on May 10, 2021 to stockholders of record as of April 26, 2021 and, on July 13, 2021, announced the next quarterly dividend of $0.10 per share of Class A common stock payable on August 10, 2021 to stockholders of record as of July 26, 2021.

Fiscal 2021 Outlook

The Company is providing an updated fiscal 2021 outlook and now expects:

•Identical sales in fiscal 2021 in the range of (5%) to (6%) (previously approximately (6%) to (7.5%)), representing two-year stacked growth of 10.9% to 11.9% (previously 9.4% to 10.9%)
•Adjusted net income per Class A common share in the range of $2.20 to $2.30 per share (previously $1.95 to $2.05 per share)
•Adjusted EBITDA in the range of $3.7 billion to $3.8 billion (previously $3.5 billion to $3.6 billion)
•Effective tax rate to be approximately 25% excluding discrete items (unchanged)
•Capital expenditures in the range of $1.9 billion to $2.0 billion (unchanged)

The Company is unable to provide a full reconciliation of the GAAP and Non-GAAP Measures (as defined below) used in the updated fiscal 2021 outlook without unreasonable effort because it is not possible to predict certain of the adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2021.

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time, which will be hosted by Vivek Sankaran, President & CEO, and Bob Dimond, CFO. The call will be webcast and can be accessed at https://investor.albertsonscompanies.com/Event-Calendar. A replay of the webcast will be available for at least two weeks following the completion of the call.

About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of June 19, 2021, the Company operated 2,278 retail food and drug stores with 1,725 pharmacies, 399 associated fuel centers, 22 dedicated distribution centers and 20 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia under more than 20 well-known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2020, along with the Albertsons Companies Foundation, the Company gave $260 million in food and financial support, including approximately $95 million through our Nourishing Neighbors Program to ensure those living in our communities have enough to eat. Albertsons Companies also pledged $5 million to organizations supporting social justice. These efforts have helped millions of people in the areas of hunger relief, education, cancer research and treatment, social justice and programs for people with disabilities and veterans' outreach.

Forward-Looking Statements, Non-GAAP Measures and Identical Sales
This earnings report may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions about market conditions and our future operating performance which the Company believes to be reasonable at this time. The Company's results may vary significantly from quarter to quarter, and these expectations and assumptions involve risks and uncertainties, including changes in macroeconomic conditions and the Company's industry, failure to achieve anticipated synergies and cost-savings, increased rates of food price inflation or deflation and other factors, that could cause actual results or events to be materially different from those anticipated. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact. These risks and uncertainties, as well as other risks and uncertainties, are more fully discussed in Albertsons’ periodic reports filed with the SEC, including reports on Forms 10-K and 10-Q. The Company undertakes no obligation to update or revise any such statements as a result of new information, future events or otherwise.

EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per Class A common share (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross profit, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby provide useful measures of its operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company also uses Adjusted EBITDA and Net Debt Ratio for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer digital sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	16 weeks ended
	June 19, 2021	June 20, 2020
Net sales and other revenue	$21,269.4	$22,751.6
Cost of sales	15,078.4	15,980.1
Gross profit	6,191.0	6,771.5

Selling and administrative expenses	5,503.6	5,769.4
Loss on property dispositions and impairment losses, net	0.3	30.3
Operating income	687.1	971.8

Interest expense, net	153.3	180.6
Other (income) expense, net	(43.5)	3.1
Income before income taxes	577.3	788.1

Income tax expense	132.5	201.9
Net income	$444.8	$586.2

Net income per Class A common share
Basic net income per Class A common share	$0.80	$1.03
Diluted net income per Class A common share	0.78	1.00
Weighted average Class A common shares outstanding
Basic	465.1	568.0
Diluted	571.4	583.7

Margins
Gross profit	29.1%	29.8%
Selling and administrative expenses	25.9%	25.4%

Store data
Number of stores at end of quarter	2,278	2,252

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 19, 2021	February 27, 2021
ASSETS
Current assets
Cash and cash equivalents	$2,173.8	$1,717.0
Receivables, net	618.7	550.9
Inventories, net	4,271.9	4,301.3
Other current assets	313.1	418.8
Total current assets	7,377.5	6,988.0

Property and equipment, net	9,295.1	9,412.7
Operating lease right-of-use assets	5,857.3	6,015.6
Intangible assets, net	2,149.1	2,108.8
Goodwill	1,200.5	1,183.3
Other assets	902.4	889.6
TOTAL ASSETS	$26,781.9	$26,598.0

LIABILITIES
Current liabilities
Accounts payable	$3,386.3	$3,487.3
Accrued salaries and wages	1,365.4	1,474.7
Current maturities of long-term debt and finance lease obligations	214.3	212.4
Current maturities of operating lease obligations	610.9	605.3
Other current liabilities	1,127.3	1,052.5
Total current liabilities	6,704.2	6,832.2

Long-term debt and finance lease obligations	8,145.8	8,101.2
Long-term operating lease obligations	5,464.5	5,548.0
Deferred income taxes	534.6	533.7
Other long-term liabilities	2,635.3	2,659.5

Commitments and contingencies
Series A convertible preferred stock	844.3	844.3
Series A-1 convertible preferred stock	754.8	754.8

STOCKHOLDERS' EQUITY
Class A common stock	5.9	5.9
Additional paid-in capital	1,911.1	1,898.9
Treasury stock, at cost	(1,907.0)	(1,907.0)
Accumulated other comprehensive income	63.6	63.5
Retained earnings	1,624.8	1,263.0
Total stockholders' equity	1,698.4	1,324.3
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$26,781.9	$26,598.0

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	16 weeks ended
	June 19, 2021	June 20, 2020
Cash flows from operating activities:
Net income	$444.8	$586.2
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on property dispositions and impairment losses, net	0.3	30.3
Depreciation and amortization	504.2	460.1
Operating lease right-of-use assets amortization	189.3	176.4
LIFO expense	14.5	13.1
Deferred income tax	(17.9)	(51.2)
Contributions to pension and post-retirement benefit plans, net of (income) expense	(14.5)	(63.5)
(Gain) loss on interest rate swaps and commodity hedges, net	(6.3)	24.5
Equity-based compensation expense	22.2	19.0
Other	(22.9)	(1.8)
Changes in operating assets and liabilities
Receivables, net	(74.7)	(4.7)
Inventories, net	14.8	67.8
Accounts payable, accrued salaries and wages and other accrued liabilities	(31.3)	733.1
Operating lease liabilities	(109.5)	(98.7)
Self-insurance assets and liabilities	27.5	24.1
Other operating assets and liabilities	118.5	177.2
Net cash provided by operating activities	1,059.0	2,091.9

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(23.5)	—
Payments for property, equipment and intangibles, including payments for lease buyouts	(513.4)	(402.3)
Proceeds from sale of long-lived assets	15.2	6.7
Other investing activities	28.7	(3.8)
Net cash used in investing activities	(493.0)	(399.4)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	2,000.0
Payments on long-term borrowings	(0.3)	(2,001.4)
Payments of obligations under finance leases	(14.1)	(14.1)
Dividends paid on common stock	(46.5)	—
Dividends paid on convertible preferred stock	(29.5)	—
Proceeds from convertible preferred stock	—	1,680.0
Third party issuance costs on convertible preferred stock	—	(80.9)
Treasury stock purchase, at cost	—	(1,680.0)
Employee tax withholding on vesting of restricted stock units	(10.0)	(6.2)
Other financing activities	(8.8)	(4.3)
Net cash used in financing activities	(109.2)	(106.9)

Net increase in cash and cash equivalents and restricted cash	456.8	1,585.6
Cash and cash equivalents and restricted cash at beginning of period	1,767.6	478.9
Cash and cash equivalents and restricted cash at end of period	$2,224.4	$2,064.5

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

The following tables reconcile Net income to Adjusted net income, and Net income per Class A common share to Adjusted net income per Class A common share:

	16 weeks ended
	June 19, 2021	June 20, 2020	June 15, 2019 Supplemental
Numerator:

Net income	$444.8	$586.2	$49.0
Adjustments:
(Gain) loss on interest rate and commodity hedges, net (d)	(6.3)	24.5	0.3
Facility closures and transformation (1)(b)	20.8	9.8	—
Acquisition and integration costs (2)(b)	3.5	6.3	26.1
Equity-based compensation expense (b)	22.2	19.0	11.1
Loss (gain) on property dispositions and impairment losses, net	0.3	30.3	(28.5)
LIFO expense (a)	14.5	13.1	10.5
Discretionary COVID-19 pandemic related costs (3)(b)	—	89.9	—
Government-mandated incremental COVID-19 pandemic related pay (4)(b)	29.1	—	—
Civil disruption related costs (5)(b)	—	14.9	—
Transaction and reorganization costs related to convertible preferred stock issuance and initial public offering (b)	—	20.3	—
Amortization of debt discount and deferred financing costs (c)	6.4	6.5	8.4
Loss on debt extinguishment	—	—	42.7
Amortization of intangible assets resulting from acquisitions (b)	16.1	17.5	92.8
Miscellaneous adjustments (6)(f)	(10.8)	34.1	8.8
Tax impact of adjustments to Adjusted net income	(23.1)	(71.2)	(44.6)
Adjusted net income	$517.5	$801.2	$176.6

Denominator:

Weighted average Class A common shares outstanding - diluted	571.4	583.7	579.4
Adjustments:
Restricted stock units and awards (7)	9.4	8.2	9.5
Adjusted weighted average Class A common shares outstanding - diluted	580.8	591.9	588.9

Adjusted net income per Class A common share - diluted	$0.89	$1.35	$0.30

Supplemental Two-Year CAGR:
Net income two-year CAGR	201.3%

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	16 weeks ended
	June 19, 2021	June 20, 2020	June 15, 2019 Supplemental
Net income per Class A common share - diluted	$0.78	$1.00	$0.08
Non-GAAP adjustments (8)	0.13	0.37	0.22
Restricted stock units and awards (7)	(0.02)	(0.02)	—
Adjusted net income per Class A common share - diluted	$0.89	$1.35	$0.30

Supplemental Two-Year CAGR:
Net income per Class A common share two-year CAGR	212.2%
Adjusted net income per Class A common share two-year CAGR	72.2%
(1) Includes costs related to closures of operating facilities and third-party consulting fees related to our strategic priorities and associated business transformation.
(2) Related to conversion activities and related costs associated with integrating acquired businesses. Also includes expenses related to management fees in prior periods paid in connection with acquisition and financing activities.
(3) Includes $53 million of charitable contributions to our communities for hunger relief and $36.9 million in final reward payments to front-line associates at the end of the first quarter of fiscal 2020.
(4) Represents incremental pay that is legislatively required in certain municipalities in which we operate.
(5) Primarily includes costs related to store damage, inventory losses and community support as a result of the civil disruption during late May 2020 and early June 2020 in certain markets.
(6) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments and adjustments for unconsolidated equity investments.
(7) Represents incremental unvested restricted stock units ("RSUs") and unvested restricted stock awards ("RSAs") to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs and RSAs as of the end of each respective period.
(8) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net income to Adjusted net income above for further details.

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

The following table is a reconciliation of Adjusted net income to Adjusted EBITDA:

	16 weeks ended
	June 19, 2021	June 20, 2020	June 15, 2019 Supplemental
Adjusted net income (1)	$517.5	$801.2	$176.6
Tax impact of adjustments to Adjusted net income	23.1	71.2	44.6
Income tax expense	132.5	201.9	15.7
Amortization of debt discount and deferred financing costs (c)	(6.4)	(6.5)	(8.4)
Interest expense, net	153.3	180.6	225.2
Amortization of intangible assets resulting from acquisitions (b)	(16.1)	(17.5)	(92.8)
Depreciation and amortization (e)	504.2	460.1	515.9
Adjusted EBITDA	$1,308.1	$1,691.0	$876.8

Supplemental Two-Year CAGR:
Adjusted EBITDA two-year CAGR	22.1%
(1) Reflects the impact of Non-GAAP adjustments for each period presented. See the reconciliation of Net income to Adjusted net income above for further details.
Non-GAAP adjustment classifications within the Consolidated Statement of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

(d) (Gain) loss on interest rate and commodity hedges, net:

	16 weeks ended
	June 19, 2021	June 20, 2020	June 15, 2019 Supplemental
Cost of sales	$(6.6)	$5.5	$0.3
Other (income) expense, net	0.3	19.0	—
Total (Gain) loss on interest rate and commodity hedges, net	$(6.3)	$24.5	$0.3

(e) Depreciation and amortization:

	16 weeks ended
	June 19, 2021	June 20, 2020	June 15, 2019 Supplemental
Cost of sales	$50.8	$54.0	$52.0
Selling and administrative expenses	453.4	406.1	463.9
Total Depreciation and amortization	$504.2	$460.1	$515.9

(f) Miscellaneous adjustments:

	16 weeks ended
	June 19, 2021	June 20, 2020	June 15, 2019 Supplemental
Selling and administrative expenses	$6.8	$24.8	$7.1
Other (income) expense, net	(17.6)	9.3	1.7
Total Miscellaneous adjustments	$(10.8)	$34.1	$8.8

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions)

The following table is a reconciliation of Net Debt Ratio on a rolling four quarter basis:

	June 19, 2021	June 20, 2020
Total debt (including finance leases and excluding operating leases)	$8,360.1	$8,703.6
Cash and cash equivalents	2,173.8	2,022.2
Total debt net of cash and cash equivalents	6,186.3	6,681.4

Rolling four quarters Adjusted EBITDA	$4,141.1	$3,648.6

Total Net Debt Ratio	1.5	1.8

The following table is a reconciliation of Net income to Adjusted EBITDA on a rolling four quarter basis:

	Rolling four quarters ended
	June 19, 2021	June 20, 2020
Net income	$708.8	$1,003.6
Depreciation and amortization	1,581.0	1,635.5
Interest expense, net	510.9	653.4
Income tax expense	209.1	319.0
EBITDA	3,009.8	3,611.5

Loss on interest rate and commodity hedges, net	(13.9)	74.8
Facility closures and transformation (1)	69.0	28.1
Acquisition and integration costs (2)	9.8	40.7
Equity-based compensation expense	62.2	40.7
Loss on debt extinguishment	85.3	68.7
Gain on property dispositions and impairment losses, net (3)	(68.8)	(426.0)
LIFO expense	60.1	21.0
Discretionary COVID-19 pandemic related costs (4)	44.7	89.9
Government-mandated incremental COVID-19 pandemic related pay (5)	29.1	—
Civil disruption related costs (6)	(1.9)	14.9
Transaction and reorganization costs related to convertible preferred stock issuance and initial public offering	3.5	24.0
Combined Plan and UFCW National Fund withdrawal (7)	892.9	—
Miscellaneous adjustments (8)	(40.7)	60.3
Adjusted EBITDA	$4,141.1	$3,648.6
(1) Includes costs related to closures of operating facilities and third-party consulting fees related to our strategic priorities and associated business transformation.
(2) Related to conversion activities and related costs associated with integrating acquired businesses. Also includes expenses related to acquisitions and expenses related to management fees paid in connection with acquisition and financing activities.
(3) Primarily due to gains related to sale leaseback transactions in the rolling four quarters ended June 20, 2020.
(4) Includes $44.7 million in bonus payments related to front-line associates during the third quarter of fiscal 2020. Also includes $53 million of charitable contributions to our communities for hunger relief and $36.9 million in final reward payments to front-line associates at the end of the first quarter of fiscal 2020.
(5) Represents incremental pay that is legislatively required in certain municipalities in which we operate.
(6) Primarily includes costs related to store damage, inventory losses and community support as a result of civil disruption during late May 2020 and early June 2020 in certain markets.
(7) Includes the $607.2 million charge in the fourth quarter of fiscal 2020 related to the withdrawal from the Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund ("FELRA") and the Mid-Atlantic UFCW and Participating Pension

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions)

Fund ("MAP" and together with FELRA, the "Combined Plan") and the $285.7 million charge in the third quarter of fiscal 2020 related to the withdrawal from the United Food and Commercial Workers International Union ("UFCW") Union-Industry Pension Fund ("National Fund").
(8) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments and adjustments for unconsolidated equity investments.